                                                                     EXHIBIT 5.1

                                             April 15, 1997

Amphenol Corporation
358 Hall Avenue
Wallingford, Connecticut 06492

Ladies and Gentlemen:

    We have acted as special counsel to Amphenol Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement"), relating to the proposed merger of NXS Acquisition Corp., a Delaware corporation, with and into the Company (the "Merger") pursuant to the Agreement and Plan of Merger between such parties dated as of January 23, 1997, as amended (the "Merger Agreement"). Pursuant to the Merger, existing stockholders of the Company will retain 4,400,000 shares of the Company's Class A Common Stock, par value $.001 per share (the "Shares"), on the terms and subject to the conditions set forth in the Merger Agreement.

    We are members of the New York Bar and, for the purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America.

    We have examined and relied upon such records, documents and other instruments as we have deemed relevant and necessary as the basis for this opinion and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have also assumed, with your permission, that (i) all outstanding Shares issued pursuant to the exercise of options and warrants have been, and all Shares to be issued after the date hereof and prior to the effective time of the Merger pursuant to the exercise of outstanding options, will be, issued in accordance with the terms and provisions of the option or warrant agreement governing such issuance and that such agreement is in the form approved by the Board of Directors or an appropriately authorized committee thereof and (ii) upon the exercise of all such options and warrants, the Company received or, if exercised after the date hereof, will receive, the consideration provided for in the applicable option or warrant agreement. As to various questions of fact material to this opinion, we have examined and relied upon, to the extent we deemed such reliance proper, representations, corporate records, agreements, documents and other instruments, certificates or comparable documents of public officials and of officers and representatives of the Company.

    Based upon and subject to the foregoing, we are of the opinion that the Shares to be retained in the manner and on the terms described in the Registration Statement and the Merger Agreement have been or, if issued after the date hereof pursuant to outstanding options, will be, duly authorized, validly issued, fully paid, and nonassessable under the General Corporation Law of the State of Delaware as in effect on this date.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Independent Public Accountants and Legal Opinions" in the Proxy Statement/Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                                      Very truly yours,

                                      /s/ WINTHROP, STIMSON, PUTNAM & ROBERTS